Exhibit 10.3
AMERICAN COMMERCIAL LINES INC.
STOCK OPTION AGREEMENT
     THIS STOCK OPTION AGREEMENT, including the accompanying Award Notice (the “Award Notice”) issued to the Optionee named therein (both of which together shall constitute the “Agreement”), is made as of the Grant Date set forth in the Award Notice between American Commercial Lines Inc., a Delaware corporation (the “Company”), and the Optionee. Capitalized terms used herein that are not otherwise defined shall have the meaning ascribed to them in the American Commercial Lines Inc. stock plan designated in the Award Notice (the “Plan”).
W I T N E S S E T H:
     WHEREAS, the Company desires to provide the Optionee with the opportunity to purchase shares of its common stock, par value $0.01 per share (“Common Stock”), in accordance with the terms of the Plan.
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter contained:
     1. Grant of Option. The Company hereby grants to the Optionee the option to purchase all or part of an aggregate of the number of shares of Common Stock set forth in the Award Notice, on the terms and conditions set forth in the Plan, subject to the vesting, exercise and other requirements set forth in the Agreement, to the extent not inconsistent with the Plan (the “Option”).
     2. Purchase Price. The per share purchase price of the shares of Common Stock issuable upon exercise of the Option shall be the Exercise Price set forth in the Award Notice, which the Committee has determined is equal to 100% of the Fair Market Value (as defined in the Plan) of a share of Common Stock on the Grant Date.
     3. Type of Stock Option. The Option is not intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended.
     4. Term. The term of the Option shall expire as of the earliest of the following:
          (a) the date that is ten (10) years from the Grant Date;
          (b) to the extent the Option is vested on the date of such termination, the date that the Optionee’s employment with the Company, or any Subsidiary or Affiliate, is terminated for Cause, as defined in the Plan;

          (c) to the extent the Option is vested on the date of such termination, the date that is ninety (90) days after the Optionee’s employment with the Company, or any Subsidiary or Affiliate, is terminated other than (i) for Cause or (ii) upon the Optionee’s death, Disability or Retirement, as defined in the Plan;
          (d) to the extent the Option is vested on the date of such termination, the date that is twelve (12) months after the Optionee’s employment with the Company, or any Subsidiary or Affiliate, is terminated as a result of the Optionee’s Disability, as defined in the Plan;
          (e) to the extent the Option is vested on the date of such death, the date that is twelve (12) months after the Optionee dies while employed by the Company, or any Subsidiary or Affiliate; or
          (f) to the extent the Option is vested on the date of such Retirement, the date that is twelve (12) months after the date the Optionee’s employment with the Company, or any Subsidiary or Affiliate, is terminated as a result of the Optionee’s Retirement, as defined in the Plan (provided that if the Optionee dies within such twelve (12) month period, any such unexercised Option shall continue to be exercisable for twelve (12) months from the date of such death).
In the event of a termination of the Optionee’s employment for Cause, the Optionee shall forfeit all rights hereunder with respect to any vested and non-vested Options as of the date of such termination. Subject to the foregoing terms of this Section 4, if the Optionee’s employment terminates for any reason other than Cause, the Optionee shall forfeit all rights hereunder with respect to any non-vested Options as of the date of such termination, including the right to purchase shares of Common Stock under the Option.
     5. Vesting. Subject to any forfeiture provisions in this Agreement or in the Plan, the Optionee shall become vested in the Option in accordance with the vesting schedule and performance criteria, if any, set forth in the Award Notice.
     6. Exercise. The Optionee shall not be entitled to exercise the Option until it is vested. Subject to the provisions of Section 4, the Option may be exercised only while the Optionee is employed by the Company or an Affiliate or Subsidiary of the Company. In no event shall the Option be exercisable after the expiration date of the Option.
     7. Nontransferability. The Option shall not be transferable or assignable other than by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order as described in Section 206(d) of the Employee Retirement Income Security Act of 1974, as amended, subject to Article 3. Any other attempt to assign, transfer, pledge, hypothecate, dispose of or subject the Option to execution, attachment or similar process shall be null and void and without effect. The Option may be exercised during the lifetime of the Optionee only by the Optionee, his guardian or his legal representative, or by an alternate payee pursuant to a qualified domestic relations order.

     8. Method of Exercising Options.
          (a) Subject to the terms and conditions of this Agreement, the Option may be exercised by notice delivered to the Company or its designated representative in accordance with procedures prescribed by the Company or such designated representative. Such notice shall state that the Option is being exercised thereby and shall specify the number of shares of Common Stock being purchased. The notice shall be accompanied by payment in full of the Option price for such shares of Common Stock, such payment to be made in (i) cash, as described in Section 8(c) of the Plan; (ii) subject to Section 8(c) of the Plan, that number of shares of unrestricted Common Stock which has an aggregate Fair Market Value as of the date of exercise equal to the aggregate exercise price for all of the shares of Common Stock subject to such exercise; (iii) shares of Common Stock which would otherwise be delivered pursuant to the exercise of the Option having an aggregate Fair Market Value, determined as of the date of exercise, equal to the amount necessary to satisfy such obligation, provided that the Committee determines that such withholding of shares does not cause the Company to recognize an increased compensation expense under applicable accounting principles; (iv) a combination of methods (i), (ii) and (iii); (v) to the extent permitted by applicable law, pursuant to independently-arranged broker assisted “cashless” exercise with third party brokers unrelated to the Company; or (vi) other means authorized by the Committee in accordance with Section 8(c) of the Plan. If the tender or withholding of shares of Common Stock as payment of the Option price would result in the issuance of fractional shares of Common Stock, the Company shall instead return the balance in cash or by check to the Optionee. If the Option is exercised by any person or persons other than the Optionee, the exercise of the Option shall be subject to appropriate proof (as determined by the Committee) of the right of such person or persons to exercise the Option under the terms of the Plan and this Agreement. As soon as practicable after notice and payment are received and the exercise is approved, the Company shall either issue and deliver, in the name of the person or persons exercising the Option, a certificate or certificates representing such shares or direct the transfer agent designated by the Company to record the issuance of such shares to such person or persons in book entry form.
          (b) The Option may be exercised in accordance with the terms of the Plan and this Agreement with respect to any whole number of shares subject to the Option, but in no event may an Option be exercised as to fewer than one hundred (100) shares at any one time, or the remaining shares covered by the Option if less than two hundred (200).
          (c) The Optionee shall have no rights of a stockholder with respect to shares of Common Stock to be acquired by the exercise of the Option until the date of issuance of such shares. Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such shares are issued. All shares of Common Stock purchased upon the exercise of the Option as provided herein shall be fully paid and non-assessable.
          (d) The Optionee agrees that no later than the date as of which an amount first becomes includible in his gross income for federal income tax purposes with respect to the Option, the Optionee shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Withholding obligations may be settled with Common Stock, including Common Stock that is acquired upon exercise of the Option, having an aggregate Fair Market Value not in excess of the amount determined by applying the minimum statutory withholding rate. The obligations of the Company under this Agreement and the Plan shall be conditional on such payment or arrangements, and the Company, its Affiliates and Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Optionee.
     9. Adjustment upon Changes in Capitalization. Subject to any required action by the stockholders of the Company and the terms of the Plan, if, during the term of this Agreement, there shall be any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company (as defined in Section 14 of the Plan), the Committee may, in its sole discretion, make an appropriate and equitable adjustment in the aggregate number, kind and option price of shares subject to this Option; provided, however, that in no event shall the Option price be adjusted below the par value of a share of Common Stock, nor shall any fraction of a share be issued upon the exercise of the Option.
     10. Conditions Upon Issuance of Option. As a condition to the exercise of the Option, the Company may require the Optionee to represent and warrant at the time of any such exercise that the Common Stock is being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of legal counsel for the Company, such a representation is required by any relevant provision of law.
     11. Notices. Except as otherwise prescribed by the Company or its authorized representative, each notice relating to this Agreement shall be in writing and shall be sufficiently given if delivered by registered or certified mail, or by a nationally recognized overnight delivery service, with postage or charges prepaid, to the address hereinafter provided in this Section 11. Any such notice or communication given by first-class mail shall be deemed to have been given two business days after the date so mailed, and such notice or communication given by overnight delivery service shall be deemed to have been given one business day after the date so sent, provided such notice or communication arrives at its destination. Each notice to the Company shall be addressed to it at its offices at 1701 East Market Street, Jeffersonville, Indiana 47130 (attention: Senior Vice President, Law and Administration), with a copy to the Chairman of the Compensation Committee of the Company or to such other designee of the Company. Each notice to the Optionee or other person or persons then entitled to exercise the Option shall be addressed to the Optionee or such other person or persons at the address of such person last known to the Company.
     12. Limitations. Nothing contained in this Agreement shall be construed as conferring upon the Optionee the right to continue as an employee, or shall affect the right of the Company, in its sole discretion, to terminate the Optionee’s employment at any time, with or without cause.

     13. Incorporation of the Plan. Notwithstanding the terms and conditions contained herein, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, which is hereby incorporated by reference. In the event of any discrepancy or inconsistency between the terms and conditions of this Agreement and of the Plan, the terms and conditions of the Plan shall control.
     14. Interpretation. The interpretation and construction of any terms or conditions of the Plan, or of this Agreement or other matters related to the Plan by the Committee, shall be final and conclusive.
     15. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application thereof to any party or circumstance shall be prohibited by or be invalid under applicable law, then such provision shall be ineffective to the minimal extent of such provision or the remaining provisions of this Agreement or the application of such provision to other parties or circumstances.
     16. Enforceability. This Agreement shall be binding upon the Optionee and such Optionee’s estate, personal representative and beneficiaries.
     17. Pronouns, Singular/Plural. Any use of any masculine pronoun shall include the feminine and vice-versa, and any use of a singular shall include the plural or vice-versa, as the context and facts may require.